Exhibit 99

For immediate release:	Contact: Andy McCormick
February 24, 2005	(212) 733-5469

PFIZER NAMES THREE SENIOR EXECUTIVES VICE CHAIRMAN, APPOINTS NEW CHIEF FINANCIAL OFFICER AND HEAD OF HUMAN RESOURCES

NEW YORK, February 24 - Pfizer Inc today announced that three senior leaders - Karen Katen, Jeff Kindler and David Shedlarz – will each become a vice chairman of Pfizer Inc and join Chairman and Chief Executive Officer Hank McKinnell on the newly formed Pfizer Executive Committee.

The appointments, effective March 3, were approved today by the Board of Directors. The three executives will continue to report to Dr. McKinnell. The Pfizer Executive Committee will be responsible for the strategic direction and operations of the company.

“Today’s promotions reflect both the outstanding capabilities of these Pfizer leaders and our commitment to move quickly to streamline decision-making,” said Dr. McKinnell. “Responding to the challenges in our operating environment demands that we leverage our competitive strengths, execute flawlessly and sustain the values that have made this company a world leader in health. Karen, Jeff and David personify the best of Pfizer, and I join with their colleagues in congratulating them on their well-deserved promotions.”

Ms. Katen, formerly president of Pfizer Global Pharmaceuticals, was named president of Pfizer Human Health, the global operating group encompassing drug discovery and development, manufacturing, distribution and commercialization. Ms. Katen joined Pfizer in 1974 in marketing after receiving her M.B.A. from the University of Chicago.

John LaMattina, Ph.D., senior vice president and president of Pfizer Global Research and Development; Peter Corr, Ph.D., senior vice president, Science and Technology; and Nat Ricciardi, senior vice president and president, Pfizer Global Manufacturing, will now report to Ms. Katen. Joe Feczko, MD, president, Worldwide Development, who currently reports to both Ms. Katen and Dr. LaMattina, will serve as Pfizer’s chief medical officer.

Mr. Kindler, who oversees the company’s legal affairs worldwide and serves as general counsel, will also assume management responsibility for Corporate Affairs, the division charged with government relations, communications, corporate citizenship, philanthropy, policy analysis and related activities. Members of this division work to ensure that the value of medicines and importance of biomedical innovation are communicated to the public, policymakers and other key audiences. Mr. Kindler joined Pfizer in 2002 from McDonald’s Corporation, where he was president of Partner Brands. At McDonald’s, he also served as executive vice president, Corporate Relations, and general counsel. Mr. Kindler graduated in 1980 from Harvard Law School.

Chuck Hardwick, senior vice president, Corporate Affairs, had previously announced his intention to retire. Mr. Hardwick, who is in his 40th year at Pfizer, was instrumental in building Pfizer’s state and federal government relations team, as well as managing the company’s global philanthropy and communications functions.

Mr. Shedlarz, who oversees operations including finance, strategic planning, global sourcing and information systems, will also take on responsibility for Pfizer Human Resources.

Pfizer Human Resources is charged with sustaining Pfizer as a globally respected employer, implementing global HR initiatives that improve business competitiveness, and ensuring the ongoing development of Pfizer’s talent. Mr. Shedlarz joined Pfizer in 1976 as a financial analyst and holds an M.B.A. from New York University.

With his promotion to Vice Chairman, Mr. Shedlarz will end his tenure as chief financial officer, a position he has held since 1995. Alan Levin has been appointed a Pfizer Inc senior vice president and named chief financial officer, reporting to Mr. Shedlarz. Mr. Levin, a CPA, joined Pfizer in 1987 after earning his MS in accounting from NYU.

Sylvia Montero, who has more than 25 years of human resources experience with the company, has been appointed as Pfizer’s senior vice president, Human Resources, reporting to Mr. Shedlarz.

Ms. Montero replaces Yvonne Jackson, who has decided to leave Pfizer effective March 31.

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Editor’s note: Information about these new Pfizer leaders is available at www.pfizer.com.